JEFFERSON BANKSHARES, INC.
                            123 East Main Street
                        Charlottesville, Virginia  22902









To the Shareholders of
Jefferson Bankshares, Inc.:

     You are cordially invited to attend the annual meeting of shareholders of Jefferson Bankshares, Inc., which will be held Tuesday, April 22, 1997, beginning at 10:00 A.M. local time in the Community Room in the Jefferson National Bank Operations Center at 321 East Main Street in Charlottesville, Virginia.

      The Notice of Meeting, the Proxy Statement containing information about business to be transacted at the meeting and the form of proxy are enclosed. The corporation's Annual Report for 1996 has already been mailed to you under separate cover.

     Whether or not you plan to attend the annual meeting in person, please date and sign the proxy and return it as soon as possible in the enclosed stamped, addressed envelope. If you are present at the annual meeting and wish to vote in person, you may withdraw the proxy at that time.

     I appreciate your continuing support of Jefferson Bankshares, Inc., and I encourage you to recommend the corporation's services to your friends and neighbors.

     I look forward to seeing you at the meeting.

                                 Sincerely,




                                O. Kenton McCartney
                                President and
                                Chief Executive Officer


CHARLOTTESVILLE, VIRGINIA
MARCH 14, 1997


                           JEFFERSON BANKSHARES, INC.
                           Charlottesville, Virginia

                  Notice of Annual Meeting of Shareholders

                        To be Held April 22, 1997


To the Shareholders of
Jefferson Bankshares, Inc.:

     The 1997 annual meeting of shareholders of Jefferson Bankshares, Inc. will be held in the Community Room of the Jefferson National Bank Operations Center at 321 East Main Street in Charlottesville, Virginia, on Tuesday, April 22, 1997, at 10:00 A.M. local time for the following purposes:

     1. To elect directors of Jefferson Bankshares, Inc. for the following year;

     2. To approve the selection of KPMG Peat Marwick LLP as independent auditors for Jefferson Bankshares, Inc. for 1997;

     3. To act upon such other matters as may properly come before the meeting.

     You are entitled to notice of and to vote at the meeting if you were a shareholder of record at the close of business on February 28, 1997.




                                           William M. Watson, Jr.
                                           General Counsel and Secretary

CHARLOTTESVILLE, VIRGINIA
MARCH 14, 1997

___________________________________________________________________________

PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED STAMPED, ADDRESSED ENVELOPE SO THAT YOUR SHARES CAN BE VOTED IF YOU ARE UNABLE TO ATTEND THE MEETING.
___________________________________________________________________________


                           JEFFERSON BANKSHARES, INC.
                             123 East Main Street
                           Charlottesville, Virginia

                                PROXY STATEMENT

                              GENERAL INFORMATION

Proxy Statement

     This Proxy Statement explains the matters on which shareholders will vote at the 1997 annual meeting and gives information about the persons who will be nominated for election as directors of Jefferson Bankshares, Inc. (the "Corporation"). The approximate mailing date of this Proxy Statement and the enclosed proxy is March 14, 1997. The executive offices of the Corporation are located in the Jefferson National Bank Building at 123 East Main Street in Charlottesville, Virginia; and the mailing address for such offices is Post Office Box 711, Charlottesville, Virginia 22902.

Voting By Proxy

     You may use the enclosed proxy to vote in the election of directors and on the selection of auditors for the Corporation. Any shareholder giving a proxy may revoke it at any time before it is voted by delivering another proxy or written notice of revocation to the Corporation's Secretary. A proxy, if executed and not revoked, will be voted for the election of the nominees for director named herein and for the approval of the selection of KPMG Peat Marwick LLP as independent auditors for the Corporation for 1997, unless it contains specific instructions to the contrary, in which event it will be voted in accordance with such instructions.

Solicitation Of Proxies

     The proxies are being solicited by the Corporation, which will pay the cost of solicitation. The solicitation will be made primarily by use of the mails, although some officers and regular employees of the Corporation and its subsidiaries may solicit proxies personally or by telephone (but without any compensation in addition to their regular salaries). The Corporation will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses which they incur in sending proxy materials to the beneficial owners of the Corporation's common stock.

Voting Securities

     You are entitled to notice of and to vote at the 1997 annual meeting if you were a shareholder of record on February 28, 1997. As of that date, 13,960,578 shares of the Corporation's common stock were outstanding. Each share of common stock is entitled to one vote.

     A majority of the votes entitled to be cast on matters to be considered at the meeting constitutes a quorum. If a share is represented for any purpose at the meeting, it is deemed to be present for quorum purposes and for all other matters as well. Abstentions and shares held of record by a broker or its nominee ("Broker Shares") that are voted on any matter are included in determining the number of votes present or represented at the meeting. Broker Shares that are not voted on any matter at the meeting will not be included in determining whether a quorum is present at such meeting.

     The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of common stock cast in the election of directors. The affirmative vote of a majority of the votes cast will be required to act on all other matters to come before the annual meeting. Votes that are withheld and Broker Shares that are not voted will not be included in determining the number of votes cast and, therefore, will have no effect on the election of directors or other matters to come before the annual meeting.

Principal Beneficial Owners

     The Corporation knows of no person who, as of February 28, 1997, beneficially owned or had the right to acquire more than five percent of the Corporation's outstanding common stock.

         INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS

Shares Beneficially Owned By Directors And Executive Officers

     Following is a table which indicates as of February 28, 1997, the amount and the percent of beneficial ownership of the Corporation's common stock for each director, executive officer named in the Summary Compensation Table, and all directors and executive officers as a group. Unless otherwise noted, each individual has sole voting and sole investment power with respect to the number of shares set forth opposite his name.

                                         Amount and Nature of
                                         Beneficial Ownership
                                                            Percent of
         Name                   Number of Shares (1)       Common Stock

Robert H. Campbell, Jr.               11,856  (2)                *
John T. Casteen, II                    2,491                     *
Hovey S. Dabney                       80,000  (3)                *
Lawrence S. Eagleburger                  915                     *
Hunter Faulconer                     218,346  (4)               1.56
Fred L. Glaize, III                  301,400  (5)               2.16
Henry H. Harrell                      12,466                     *
Alex J. Kay, Jr.                      18,006                     *
J. A. Kessler, Jr.                     4,082  (6)                *
O. Kenton McCartney                   19,836  (7)                *
Allen T. Nelson, Jr.                   4,662                     *
W. A. Pace, Jr.                       16,838                     *
W. A. Rinehart, III                   44,684  (8)                *
Gilbert M. Rosenthal                  16,586                     *
Alson H. Smith, Jr.                    2,914                     *
William M. Watson, Jr.                 6,707  (9)                *
H. A. Williamson, Jr.                 15,435                     *
Directors and Executive Officers
 as a group (18 Persons)             784,173  (10)              5.62

    * Less than 1%
(1) Includes the following number of shares of common stock that may be acquired within 60 days of February 28, 1997, through the exercise of stock options awarded under one or more of the Corporation's stock based incentive plans by the following directors, executive officers and group: Mr. Campbell - 3,620; Mr. McCartney - 8,200; Mr. Nelson - 3,200; Mr. Pace - 4,300; Mr. Watson - 2,300; and
      all directors and officers as a group - 23,380.

(2)   Excludes 231 shares owned by Mrs. Campbell.

(3)   Excludes 1,600 shares owned by Mrs. Dabney.

(4) Includes 134,666 shares held by a trust under the Estate of P. H. Faulconer. Mr. Faulconer and Jefferson National Bank are co-trustees of the trust, and Mr. Faulconer has a life interest in a portion of the income from the trust.

(5) Includes 288,364 shares owned by Amherst Corporation, 31% of the stock of which is beneficially owned by Mr. Glaize and of which Mr. Glaize is President and a director, and 2,671 shares owned by Glaize Development, Inc., 32% of the stock of which is beneficially owned by Mr. Glaize and of which Mr. Glaize is a Vice President and a director.

(6)   Excludes 8,108 shares owned by Mrs. Kessler.

(7)   Excludes 1,500 shares owned by Mrs. McCartney.

(8) Includes 21,000 shares held by a revocable trust in which Mr. Rinehart has all beneficial interests and of which Jefferson National is the trustee. Also includes 22,684 shares held by two trusts of which Mr. Rinehart and Jefferson National are co-trustees. Mr. Rinehart has a life interest in one of the two trusts and a residual interest in the other. Excludes 1,133 shares owned by Mrs. Rinehart.

(9)   Excludes 1,000 shares owned by Mrs. Watson.

(10) Excludes 13,572 shares held by spouses of directors and executive officers.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors, executive officers, and persons who own more than ten percent of the Corporation's common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Corporation's common stock and to provide copies of the reports to the Corporation. To the Corporation's knowledge, based solely on a review of the copies of such reports furnished to the Corporation and written representations that no reports were required to be filed, during the fiscal year ended December 31, 1996, the Corporation's executive officers, directors and greater than ten percent beneficial owners complied with their respective
Section 16(a) reporting requirements except as noted below.

     During September, 1995, Donald W. Fulton, Jr., one of the Corporation's executive officers, acquired approximately five shares of the Corporation's common stock through the investment of funds pursuant to the Corporation's Employee Stock Purchase Plan. Mr. Fulton unintentionally omitted this transaction from the year-end Form 5 filed with the Securities and Exchange Commission during February, 1996. Mr. Fulton corrected this omission through an amended Form 5 filed with the Securities and Exchange Commission during November, 1996.

Nominations For Directors

     Thirteen persons are to be elected as directors of the Corporation, each to serve until their successors are elected and qualified. The 13 persons who are named below will be nominated at the meeting. Each person is presently a director, has consented to being named as a nominee in this Proxy Statement, and has indicated that he is willing to serve as a director if elected. However, if at the time of the meeting any nominee is unable or unwilling to serve, shares represented by proxies will be voted at the discretion of the proxies for such other person or persons as the Board of Directors may nominate.

     Shareholders may nominate other persons at the meeting, if certain rules are followed. However, only 13 persons will be elected directors, and, if additional nominations are made at the meeting, the 13 persons receiving the greatest number of votes will be elected. The rules governing nominations by shareholders are contained in the Corporation's Bylaws. A shareholder who desires to make an additional nomination at the meeting must first give a written notice to the President of the Corporation at its executive office in Charlottesville, Virginia, at least 14 days before the meeting. The notice must state: (i) the name, address and principal occupation of each proposed nominee; (ii) to the extent known, the number of shares of the Corporation's common stock that will be voted for him or her; (iii) the name and residence address of the nominating shareholder; and (iv) the number of shares of the Corporation's common stock which the nominating shareholder owns. Unless such notice has been given, the chairman of the meeting may disregard the nomination.

     Name, Age and                 Positions Held with
   Principal Occupation              the Corporation             Year First
   for Last Five Years               or Subsidiaries         Became a Director

John T. Casteen, III (53)        Director and Chairman of           1990
  President, University          the Executive Compensation
  of Virginia                    Committee of the Corporation;
                                 a member of the Central
                                 Region Board of Directors of
                                 Jefferson National Bank

Hovey S. Dabney (73)             Chairman and Chairman              1979
  Retired (before                of the Executive Committee
  January, 1994, the Chief       of the Corporation; Chairman
  Executive Officer of           of Jefferson National Bank
  the Corporation and
  Jefferson National Bank)

Lawrence S. Eagleburger (66)(1)  Director and a member              1993
  Senior Foreign Policy Advisor, of the Executive Committee
  Baker, Donelson, Bearman &     of the Corporation; a
  Caldwell (law firm)            member of the Central Region
                                 Board of Directors of
                                 Jefferson National Bank

Hunter Faulconer (90)            Director and a member              1979
  Farmer, horse breeder and      of the Executive Compensation
  investor                       Committee of the Corporation;
                                 a member of the Central Region
                                 Board of Directors of
                                 Jefferson National Bank

Fred L. Glaize, III (61)(2)      Director and a member              1984
  Partner, Glaize and Bros.      of the Executive Committee
  (building supply company)      of the Corporation; a member
                                 of the Northern Region Board
                                 of Directors of Jefferson
                                 National Bank

Henry H. Harrell (57)(3)         Director and a member              1979
  Chairman, Director, and        of the Executive Compensation
  Chief Executive Officer,       Committee of the Corporation;
  Universal Corporation          a member of the Eastern Region
  (leaf tobacco dealer)          Board of Directors of
                                 Jefferson National Bank

Alex J. Kay, Jr. (68)            Director and a member of           1979
  Retired Director of            the Executive Committee of
  Operations Support, Philip     the Corporation; a member
  Morris, U.S.A., Inc.           of the Eastern Region Board of
  (tobacco products)             Directors of Jefferson National
                                 Bank

J. A. Kessler, Jr. (69)          Director and a member of           1979
  Director, R. E. Lee & Son,     the Audit Committee of the
  Inc. (retired as President     Corporation; a member of the
  of R. E. Lee & Son, Inc.       Central Region Board of
  effective January 1, 1996)     Directors of Jefferson National
  (building contractor)          Bank

O. Kenton McCartney (53)         Director, President and            1992
  Has worked full-time with      Chief Executive Officer of the
  Corporation or affiliates      Corporation; Director, President
                                 and Chief Executive Officer of
                                 Jefferson National Bank; Director
                                 of Charter Insurance Managers, Inc.,
                                 Grace Insurance Agency,
                                 Incorporated; Jefferson Financial,
                                 Inc., and Jefferson Properties, Inc.

W. A. Rinehart, III (79)         Director and a member of           1979
  Retired; (before 1991, a       the Audit Committee of the
  consultant or Senior Vice      Corporation; a member of
  President, Hilb, Rogal and     the Central Region Board of
  Hamilton of Charlottesville)   Directors of Jefferson National
  (independent general           Bank
  insurance agency)

Gilbert M. Rosenthal (71)(4)     Director and a member of           1979
  Retired; (before October       the Executive Committee of the
  1993, the Chairman and Chief   Corporation; a member of
  Executive Officer of           the Eastern Region Board of
  Standard Drug Company)         Directors of Jefferson National
  (retail business)              Bank

Alson H. Smith, Jr. (69)         Director and Chairman of           1984
  Chairman, Shenandoah           the Audit Committee of the
  Foods, Inc. (wholesale         Corporation; a member of the
  food distributor)              Northern Region Board of
                                 Directors of Jefferson National
                                 Bank

H. A. Williamson, Jr. (66)       Director and a member of the       1989
  Realtor                        Audit Committee of the
                                 Corporation; a member of the
                                 Hampton Roads Region Board of
                                 Directors of Jefferson National
                                 Bank
______________________________________________________________________________

(1) From March 1989 - August 1992, Deputy Secretary of State; from August 1992 - January 1993, Acting Secretary of State and Secretary of State. Mr. Eagleburger is also a director of Dresser Industries, Inc., Phillips Petroleum Company, Stimsonite Corporation, Universal Corporation, Corning Incorporated, and Comsat Corp. all of which are subject to the reporting requirements of the Securities Exchange Act of 1934.

(2) In 1991, the Office of Thrift Supervision ("OTS") advised Mr. Glaize of its intention to initiate administrative proceedings against him for failure to obtain the prior approval of OTS and to file certain required reports in connection with the acquisition of the stock of a financial institution. Mr. Glaize consented to the entry of a cease and desist order and the assessment of a $1,000 penalty during June, 1992. The order directed Mr. Glaize, among other things, to cease and desist from any violations of certain federal banking and securities laws. Mr. Glaize has advised the Corporation that he was unaware that his actions might have required regulatory approval or the filing of reports and that he has disposed of all of the shares at issue.

(3) Universal Corporation is subject to the reporting requirements of the Securities Exchange Act of 1934.

(4) Mr. Rosenthal is also a director of American Filtrona Corporation, which is subject to the reporting requirements of the Securities Exchange Act of 1934.
___________________________________________________________________________

     The Corporation has an Audit Committee which meets with both internal and independent auditors to discuss and to review their work and the strengths and weaknesses of financial controls. The Committee met four times in 1996. Messrs. Smith, Kessler, Rinehart and Williamson are members of the Committee.

     The Corporation has an Executive Compensation Committee which recommends the annual compensation for the Chief Executive Officer and reviews recommendations made by the Chief Executive Officer as to annual compensation for executive officers and other key employees. The Committee met twice in 1996. Messrs. Casteen, Faulconer and Harrell are members of the Committee.

     The Corporation has an Executive Committee which can act in lieu of the Board of Directors with respect to regular business matters. The Committee met five times in 1996. Messrs. Dabney, Eagleburger, Glaize, Kay and Rosenthal are members of the Committee.

     In 1996, the Corporation's Board of Directors met six times. No incumbent director attended fewer than 75% of the meetings for which he was responsible during 1996.

Compensation of Executive Officers and Directors

A.	 Executive Compensation Committee Report on Executive Compensation

	   The Corporation's compensation program for executive officers is administered by the Executive Compensation Committee of the Board of Directors. The Committee is composed entirely of non-employee directors and currently consists of Messrs. Casteen, Faulconer and Harrell. Mr. Casteen serves as chairman of the Committee. Committee members are not eligible to participate in any of the plans that cover the Corporation's executive officers.

    	Executive compensation consists primarily of base salary, participation in the Executive Incentive Plan and awards under the Corporation's 1995 Long Term Incentive Stock Plan (the "Incentive Stock Plan"). Executives also participate in the Corporation's Profit Sharing Plan, Pension Plan and, if applicable, Senior Officer's Supplemental Pension Plan and Excess Benefit
Plan, each of which is described elsewhere in this Proxy Statement. Total compensation is designed to attract and retain qualified personnel capable of enabling the Corporation to achieve its objectives in an environment characterized by increased competition and regulatory oversight.

    	The Corporation is subject to Section 162(m) of the Internal Revenue Code which imposes a $1 million dollar limit on the amount of compensation that will be deductible by the Corporation with respect to the Chief Executive Officer and the four other most highly compensated executive officers. Performance-based compensation that meets certain requirements is not subject to the deduction limit. The Committee, with the assistance of the Corporation's legal counsel, has reviewed the impact of Section 162(m) on the Corporation and believes that it is unlikely that the compensation paid to any executive officer during the current fiscal year will exceed the limit. Furthermore, the Incentive Stock Plan generally is designed to comply with the requirements of the performance-based compensation exemption from the $1 million limit. The Committee will continue to monitor the impact of the
Section 162(m) limit and to assess alternatives for avoiding any loss of tax deductions in future years.

    	The Executive Compensation Committee establishes the incentive awards and recommends to the Board of Directors the annual salary for the Chief Executive Officer and the other executive officers. The Committee receives recommendations from the Chief Executive Officer as to the annual salary and incentive stock awards for the other executive officers and other key employees. In reviewing the Chief Executive Officer's recommendations, the Committee meets with the Chief Executive Officer to discuss the performance appraisals for the executive officers and considers the profitability of the Corporation, the salary structure of the Corporation (including the average annual salary increase) and the relative importance of the executive officer in enabling the Corporation to achieve its goals. The Executive Compensation Committee approved all recommendations of the Chief Executive Officer and the Board of Directors approved all recommendations of the Executive Compensation Committee for the most recent fiscal year.

    	Each year salaries for personnel other than the Chief Executive Officer are increased, on average, by a target percentage determined through the Corporation's budgetary process with consideration given primarily to the Corporation's past and anticipated financial performance and, secondarily, to general economic conditions. Methods used to measure the Corporation's financial performance include net income on both an aggregate and per share basis, the rate of growth of net income, return on average equity (i.e., net income divided by average equity), return on average assets (i.e., net income divided by average assets), and the measures for safety and soundness used by the various regulatory agencies.

    	During the five-year period from 1992 through 1996, average annual salary increases ranged from 3.69% to 4.97%. For 1996, this average increase was 4.01% which reflected the Corporation's performance in 1995. For 1995, the Corporation achieved record earnings and a return on average assets of 1.25% and a return on average equity of 11.43%, as compared to 1.18% and 11.05%, respectively, in 1994. An individual executive officer's increase may have varied from this average increase depending upon such officer's performance and contributions during the most recent fiscal year, and upon any changes in such officer's job duties and level of responsibility.

    	All senior officers, including each of the executive officers, participate in the Executive Incentive Plan. The Executive Incentive Plan helps focus management's efforts on financial performance measures most closely linked to the Corporation's business objectives and to increase the portion of total compensation dependent upon corporate performance. Under the Executive Incentive Plan, an officer can earn a cash award based on the extent to which the Corporation meets certain performance goals established by the Committee early in the year. The performance goals used in 1996 were net income (calculated after payment of any awards under the Executive Incentive
Plan) and an "efficiency ratio," defined as the ratio of non-interest expense to the sum of non-interest income and net interest income. These performance goals were weighted two-thirds on net income and one-third on the efficiency ratio. Under the plan, target performance with respect to each goal results in an aggregate award available for distribution among the participants equal to 11.25% of the aggregate base salaries of the participants. The maximum award is 15% of participants' aggregate base salaries if maximum performance is achieved with respect to each goal and a minimum award is 2.5% of participants' aggregate base salaries if minimum performance is achieved with respect to only one goal. The aggregate award is then divided into two pools, with 60% allocated among participants on a pro rata basis and 40% allocated based on quantitative and qualitative assessments of individual performance. The Corporation met or exceeded target performance with respect to each of the performance measures in 1996. Participating officers received awards between approximately 12% and 14.2% of salary under the Executive Incentive Plan for 1996. The average award equaled approximately 13% of salary.

    	Long-term incentives are provided by grants of stock options under the Corporation's Incentive Stock Plan. Because the value of stock options is entirely a function of the value of the Corporation's stock, the Committee believes that this component of the Corporation's compensation package closely aligns the interests of the executives with those of the Corporation's stockholders. The approximate number of options to be granted to a particular officer is determined under a formula established each year by the Committee which is based on the officer's position and salary. That number may then be adjusted by the Committee based on individual merit and circumstance. The Committee does not consider it necessary to discriminate among executives based on their respective holdings of the Corporation's common stock in order to achieve the plan's purposes.

    	The approach used by the Committee to establish compensation for the Chief Executive Officer is different from that used for other executive officers. Rather than directly tying the Chief Executive Officer's salary to corporate performance and, thus, creating the potential for significant changes for any given year, the Committee sets the salary at a level that reflects individual performance and experience and that it considers to be sufficient to attract and retain a qualified person to be the chief executive officer given the Corporation's trade area. Although the Committee's approach is, for the most part, subjective, the Committee also takes into consideration salary levels for comparable positions at comparable financial institutions. Length of service with the Corporation and standing in the local, as well as the banking, community and corporate performance are also considered by the Committee.

    	In determining compensation levels at comparable financial institutions, the Committee relied on an analysis prepared by an outside consultant of nine peer group commercial banks with total assets between $1 and $3 billion and headquartered in the southeastern United States. All of these banks are included in the commercial banks industry index used in the Corporation's performance table. The analysis included information for calendar years 1992 through 1994. With respect to total compensation, this analysis showed the "average" base salary, bonus and then other compensation. This analysis indicated that the Chief Executive Officer's salary for 1994 was only slightly below that of the average for the selected peer group but that, as compared to the peer group, the Corporation's bonus payments were significantly below the peer group average.

    	Based on the Committee's favorable evaluation of Mr. McCartney's individual performance and the other factors described above, the Committee recommended that Mr. McCartney's salary be increased to $290,000, or 5.45% above his 1995 salary. Mr. McCartney also received a bonus of 13% of salary pursuant to the terms of the Executive Incentive Plan. The Committee also awarded Mr. McCartney 11,000 stock options under the Incentive Stock Plan, the amount being determined as described above.

                       John T. Casteen, III, Chairman

                   Hunter Faulconer,    Henry H. Harrell

B.   Summary Compensation Table

     The following table sets forth information about the compensation paid by the Corporation during its three most recent fiscal years to those individuals who were the Corporation's Chief Executive Officer and, as of the end of 1996, next four highest paid executive officers.



                                                      Annual Compensation                 Long Term Compensation

                                                                                Restricted     Securities
                                                                                  Stock        Underlying      All Other
Name and Principal Position                    Year    Salary($)    Bonus($(6) Awards($)(7)  Options/SARs(#)  Compensation

O. Kenton McCartney,                           1996    290,000        54,442        -            11,000          23,453
  President and Chief Executive Officer (1)    1995    275,000        41,858        -            15,000          21,954
                                               1994    250,000         8,118      71,550           -             21,740

W. A. Pace, Jr.                                1996    175,000        27,308        -             5,600          25,484
  Senior Vice President (2)                    1995    168,900        20,969        -             8,000          23,371
                                               1994    163,000         1,380      39,750           -             22,173

Robert H. Campbell, Jr.                        1996    152,550        22,131        -             4,700          25,599
                                               1995    141,100        16,192        -             6,700          22,435
                                               1994    133,900           318      51,675           -             17,990

Allen T. Nelson, Jr.                           1996    127,200        16,564        -             4,000          18,069
  Senior Vice President, Treasurer and Chief   1995    124,800        14,104        -             6,000          15,164
  Financial Officer (4)                        1994    120,000            64      19,875           -             14,653

William M. Watson, Jr.                         1996    120,000        16,127        -             4,000          14,708
  General Counsel and Secretary (5)            1995     97,700        11,055        -             5,000          10,346
                                               1994     93,000            64      31,800           -              9,330


(1)   Prior to January 1, 1994, Mr. McCartney was President and Chief
      Operating Officer of both the Corporation and Jefferson National Bank.
      Effective as of January 1, 1994, Mr. McCartney became President and Chief Executive Officer of both the Corporation and Jefferson
      National Bank.

(2)   Mr. Pace is also a Vice Chairman of Jefferson National Bank.

(3)   Effective as of October 1, 1996, Mr. Campbell is also a Vice
      Chairman of Jefferson National Bank. Prior to that date he was Executive Vice President and Service Division Manager of Jefferson
      National Bank.

(4)   Mr. Nelson is also Executive Vice President and Chief Financial
      Officer of Jefferson National Bank.

(5)   Mr. Watson is also General Counsel and, as of January 1, 1996,
      Executive Vice President-Loan Administration of Jefferson National
      Bank.

(6) Includes a Christmas gift and taxes on such gift, and for 1995 and 1996, amounts paid under the Executive Incentive Plan.
      As to Messrs. McCartney, Pace and Campbell, the amount also includes a bonus equal to the amount by which each of their respective allocations under the Profit Sharing Plan was less than it would have been in the absence of Internal Revenue Code limits on the amount of compensation considered.

(7)   Represents the value of units awarded under the Corporation's 1985
      Incentive Stock Plan, without deduction for units that may be surrendered at the time of distribution of the award to pay applicable payroll taxes on the award. In lieu of actual dividends, the grantee receives, at the end of the year, cash in an amount equal to the dividends that would have been paid during the year on the awarded units had such units been actual shares of the Corporation's common stock. As of December 31, 1996, Mr. McCartney held
      12,000 units with a value of $339,750; Mr. Pace held 10,800 units with a value of $305,775; Mr. Campbell held 9,600 units with a value of $271,800; Mr. Nelson held 600 units with a value of $16,988; and Mr. Watson held 2,880 units with a value of $81,540.
      These units will vest in three equal instalments on May 1, 1997, 1998, and 1999.

(8)   Includes (i) amounts allocated under the Profit Sharing Plan and
      (ii) amounts paid under the Split Dollar Life Insurance Plan to enable the executives to pay the term life portion of the premium for such insurance and, assuming a market interest rate of 8%, the present value of the benefit to the named executives of the portion of the premiums for such insurance paid directly by the Corporation.
      During 1996, the amounts allocated under the Profit Sharing Plan to Messrs. McCartney, Pace, Campbell, Nelson and Watson were $14,508,
      $14,508 $14,508, $13,667 and $12,682, respectively; and the dollar value of the premium and other benefits paid under the Split Dollar
      Life Insurance Plan for Messrs. McCartney, Pace, Campbell, Nelson and Watson were $8,945, $10,976, $11,091, $4,402 and $2,026, respectively.

C.    Option Grants and Holdings

      The following tables provide information concerning options granted during 1996 to the Corporation's executive officers named in the Summary
Compensation Table and information concerning options held by such individuals at December 31, 1996. No SARs were granted during 1996.


                                OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                      Potential Realizable
                                                                                                      Value at Assumed Annual
                                                   Percent of Total                                   Rates of Stock Price
                               Number of           Options Granted                                    Appreciation for Option
                         Securities Underlying     to Employees in        Exercise      Expiration         Term ($) (3)
       Name              Options Granted (#)(1)      Fiscal Year       Price ($/sh)(2)     Date         5% ($)      10% ($)
O. Kenton McCartney              11,000                12.70%              20.3125        1/2/06       140,517      356,101
W. A. Pace, Jr.                   5,600                 6.47%              20.3125        1/2/06        71,536      181,287
Robert H. Campbell, Jr.           4,700                 5.43%              20.3125        1/2/06        60,039      152,152
Allen T. Nelson, Jr.              4,000                 4.62%              20.3125        1/2/06        51,097      129,491
William M. Watson, Jr.            4,000                 4.62%              20.3125        1/2/06        51,097      129,491


(1) The options become exercisable at the rate of 20% per year beginning on January 2, 1997.

(2) The exercise price for all options is the fair market value of the common stock on January 2, 1996.

(3) Any such appreciation will inure to the benefit of all shareholders. The value of the Corporation's outstanding common stock would increase by $178,338,008 and $451,944,396, based on assumed stock price appreciation rates of 5% and 10%, respectively, from the date of the grant until the end of such options' term.


                            FISCAL YEAR-END OPTION VALUES


                      Number of Securities Underlying              Value of Unexercised
     Name            Unexercised Options at FY-End (#)      In-The Money Options at F-Y End ($)

                         Exercisable    Unexercisable       Exercisable          Unexercisable
O. Kenton McCartney         3,000          23,000             22,687                169,812
Walter A. Pace, Jr.         1,600          12,000             12,100                 88,650
Robert H. Campbell, Jr.     1,340          10,060             10,133                 74,316
Allen T. Nelson, Jr.        1,200           8,800              9,075                 66,050
William M. Watson, Jr.      1,000           8,000              7,562                 59,000

D.    Pension, and Profit Sharing and Related Plans

      The Corporation maintains a Pension Plan, a Profit Sharing Plan, an
Excess Benefit Plan (the "Excess Plan"), and a Senior Officer's
Supplemental Pension Plan (the "Supplemental Pension Plan").  The
Pension Plan and Profit Sharing Plan are tax qualified retirement plans.  The
Pension Plan and Profit Sharing Plan cover all salaried employees who have satisfied certain minimum age and length of service requirements.
The Excess Plan and Supplemental Pension Plan are unfunded, non-qualified deferred compensation plans which cover a select group of management or highly compensated employees.

     The Corporation annually contributes to the Profit Sharing Plan up to 5.25% of its net operating income (as adjusted for non-taxable income from loans and investments, securities gains and losses, loan loss provisions, and net loan charge-offs). The contribution is allocated among individual accounts based upon each participant's compensation relative to the compensation of other participants. Forfeitures and 75% of the Corporation's contributions are allocated to a restricted portion of the accounts, while the balance is allocated to a non-restricted portion of the accounts. The restricted portion vests 20% per year in the third through seventh years of credited service, while the non-restricted portion vests 100% after the third year of credited service. A participant's account is distributable upon retirement, death, termination of employment, or disability, and the vested amount of the restricted portion of a participant's account may be wholly or partially withdrawn during employment for reasons of hardship. The non-restricted portion is also withdrawable during employment to the extent that the portion exceeds allocations for the last two years. During 1996, no withdrawals were made by any of the named executive officers.

A participant's retirement benefit under the Pension Plan is based on the participant's base pay (excluding bonuses, deferred or supplemental compensation or other forms of compensation) and the participant's years of credited service. The retirement benefit payable to a participant who retires on or after his retirement date is generally equal to (i) 1.10% of a participant's "final average compensation" (i.e., the average of a participant's monthly base pay for the highest 60 consecutive months of credited service during the last 120 months) plus .65% of a participant's final average compensation in excess of the "average wage base" (i.e., the average of the Social Security taxable wage bases during a participant's working lifetime, up to 35 years) multiplied by the participant's years of service up to 25 years, plus (ii) 1% of a participant's final average compensation multiplied by a participant's years of service in excess of 25 years. For participants who participated in the Pension Plan prior to January
1, 1989, there is a minimum benefit based on the accrued benefit earned at December 31, 1988 plus the formula referred to above for service after December 31, 1988. In addition, for participants who participated in the plan prior to January 1, 1994, there is a minimum benefit based on the accrued benefit earned on December 31, 1993 based on the Internal Revenue Code (the
"Code") compensation limits in effect at that time. Benefits under the Pension Plan are integrated with, and not offset by, a participant's Social
Security benefits.

The compensation taken into account in calculating a participant's retirement benefit under the Pension Plan in 1996 was limited to $150,000 in accordance with applicable provisions of the Code. In addition, certain other provisions of the Code limit the total amount that may be paid from the Pension Plan. The Excess Plan pays a benefit equal to the amounts that may not otherwise be paid from the Pension Plan because of the limits imposed by the Code.

The following table shows the estimated annual benefits that would be paid on a straight life annuity basis to a participant in the Pension Plan who retired at the participant's normal retirement date (normally at the attainment of age 65). As noted above, benefits under the Pension Plan are limited to the extent prescribed by the Code, and any amounts in excess of such limitations will be paid under the Excess Plan. Accordingly, the amounts shown in the table reflect the aggregate of payments under the Pension Plan and the Excess Plan.



     Highest Consecutive
     Five-Year Average                Estimated Annual Pensions for Representatives
       Compensation                              Year of Credited Service
                                 10         20        30         40         45         50
        100,000                17,058     34,116    48,130     59,100     65,585     70,070
        150,000                26,657     53,314    74,870     91,324     99,552    107,779
        200,000                36,256     72,511   101,609    123,548    134,518    145,488
        250,000                45,854     91,708   128,348    155,773    169,485    183,197
        300,000                55,453    110,906   155,087    187,997    204,452    220,906
        350,000                65,052    130,103   181,826    220,221    239,418    258,615
        400,000                74,650    149,300   208,565    252,445    274,385    296,324
        450,000                84,249    168,498   235,304    284,669    309,351    334,033

     At December 31, 1996, Messrs. McCartney, Pace, Campbell, Nelson, and
Watson had 13, 47, 25, 3 and 6 years of credited service, respectively, under the Pension Plan. For determining benefits under the Pension Plan and Excess Plan, covered compensation for each of these individuals is the amount shown in the Summary Compensation Table under the heading "Salary."

     In addition to benefits under the Pension Plan and the Excess Plan, officers of the Corporation and its subsidiaries with the title of Senior Vice
President (or equivalent) and above are eligible to receive benefits under the Senior Officer's Supplemental Pension Plan. The plan provides for payments equal to ten percent of the monthly benefits payable under the Pension Plan
(computed on a life annuity basis with guaranteed payments for ten years) upon retirement after attainment of age 60 with 25 years of service to the Corporation or its predecessors. Payments continue until the earlier of ten years or death. Benefits are subject to forfeiture if a participant's employment is terminated for cause or if the participant competes with the Corporation or discloses certain confidential information within two years after termination of employment. Messrs. McCartney, Pace, Campbell, Nelson, and Watson have 13, 47, 25, 3, and 6 years of service, respectively, for purposes of this plan. It is estimated that, upon retirement at age 65, Mr.
McCartney would receive $6,075 per year, Mr. Pace would receive $9,375 per year, Mr. Campbell would receive $5,696 per year and Mr. Watson would receive $4,087 per year. Mr. Nelson would not be entitled to any benefits under the plan if he retired at age 65, although he may be eligible to receive a benefit in the event of retirement at a later time.

E.   Contracts with Executives

     The Corporation has agreements with Messrs. McCartney, Campbell, Nelson and Watson and selected other officers of the Corporation or its affiliates, which relate to the officers' employment following a change of control of the Corporation. The initial term of each agreement is for a period of two years.
The term is extended for an additional one-year period on the anniversary date of the agreement, unless 60 days prior to any anniversary date the Corporation gives notice that the term of the agreement will not be extended.

     Each agreement provides for the officer's continued employment for two years following a change of control event (the "Employment Period"). During the Employment Period, the officer will be entitled to annual salary and bonus at the level applicable to the officer during the 12 months immediately preceding the change of control event. The officer also will be entitled to participate in incentive and other benefit programs on terms at least as favorable as those in effect at the time of the change of control event.

     The agreements also provide certain benefits if, following a change of control, an officer's employment is terminated by the Corporation or its successor other than for death or disability, or if the officer resigns for "good reason" such as a reduction in responsibilities or compensation. In such event, the Corporation will be obligated to pay to the officer a lump sum amount equal to a specified percentage of his salary paid within the 12 months preceding the change of control. Under the agreements no officer is to receive less than 100% or more than 299% of his salary. Messrs. McCartney, Campbell and Watson would each receive 299% of their respective salaries and Mr. Nelson would receive 200% of his salary. The lump sum amount will be reduced to take into account any other payment or benefit that arises or accrues contingent on a change of control so that the excise tax which may be imposed pursuant to Section 4999 of the Internal Revenue Code will not apply and the Corporation's payment will generally be deductible.

F.   Director Compensation

     Non-employee directors of the Corporation and its subsidiaries receive fees for their services. For 1996, the Corporation paid a retainer of $4,500, a fee of $750 for each board meeting attended and a fee of $250 for each Committee meeting attended. In 1996 Jefferson National Bank paid (i) non-employee members of its board of directors a retainer of $2,500, a fee of $300 for each board meeting attended and a fee of $175 for each committee meeting attended; (ii) non-employee members of boards of directors for regions a quarterly retainer of $400 and a fee of $225 for each meeting attended; and
(iii) non-employee members of boards for local offices a quarterly retainer of $200 and a fee of $125 for each meeting attended.

    	The Corporation and its subsidiaries have a plan that permits directors and members of advisory boards of directors to receive all or any portion of their retainers and meeting fees in cash or shares of the Corporation's common stock. Directors may also elect to defer the payment of fees until the director's death, disability, retirement as a director, other cessation of services as a director, or change in control of the Corporation, as defined in the plan. The payment of deferred fees may be made in a lump sum or in instalments as specified by the committee administering the plan. Messrs.
Eagleburger, Glaize, Harrell, Kay, and Rosenthal have elected to participate in the plan and purchase shares of the Corporation's common stock with all or a portion of their fees.

    	All shares issued under the plan are purchased directly from the Corporation on the first business day of each month. The purchase price is equal to the average of the high and low sales prices of the Corporation's common stock on such date or, if there are no trades of the Corporation's common stock on such date, the average of the high bid and low asked prices of the Corporation's common stock reported in the National Market System of the Nasdaq Stock Market for such date.

    	Fees payable in shares are credited to an account in the director's name. All dividends or other cash distributions with respect to such shares are used to purchase additional shares of the Corporation's common stock.
Fees payable in cash on a deferred basis are credited with interest at an assumed rate equal to what would have been credited on such deferred fees had they been invested in a six-month certificate of deposit of Jefferson National
Bank on the last day of the preceding fiscal quarter.

G.   Performance Table

     The following table compares the cumulative total return, assuming the reinvestment of dividends, for the period from December 31, 1991 through December 31, 1996 from an investment of $100 in each of the Corporation's common stock, the Nasdaq Market Index, and the Standard Industrial
Classification Code 602 - Commercial Banks ("SIC Code 602") Index.



                    PERFORMANCE GRAPH INSERTED HERE



Jefferson Bankshares, Inc.   $100.00     $141.46     $161.60     $171.28     $180.39     $264.67

SIC Code 602                 $100.00     $118.98     $140.49     $133.52     $189.50     $263.29

Nasdaq Market                $100.00     $100.98     $121.13     $127.17     $164.96     $204.98


Media General Financial Services, Inc. supplied the necessary information to construct the table and prepared both the Nasdaq Market Index and the SIC Code
602 Index. The Nasdaq Market Index consists of the equity securities of all companies whose securities have been traded in the Nasdaq Stock Market at any time during the period from December 31, 1991 through December 31, 1996. The
SIC Code 602 Index consists of the equity securities of all commercial banks in the United States whose securities are traded on either the New York Stock
Exchange or American Stock Exchange or in the Nasdaq Stock Market at any time during the period from December 31, 1991 through December 31, 1996. As of
December 31, 1996, approximately 5,478 companies were included in the Nasdaq
Market Index and 491 commercial banks were included in the SIC Code 602 Index.

     The performance of any individual company's common stock is influenced not only by the company's own performance and future prospects, but also by a number of external factors over which the company and its management have indirect or no control, including general economic conditions, expectations for the company's future performance, and conditions affecting or expected to affect the company's industry. In addition, stock performance can be affected by factors such as trading volume, analytical research coverage by the investment community, and the propensity of shareholders to hold the stock for investment purposes. The relative weight of these factors also varies over time. Consequently, stock performance, including measurement against indices, may not be representative of a company's financial performance for given periods of time.

Loans To Officers And Directors

     The Corporation's subsidiary bank has made loans to some of the Corporation's directors and officers. All such loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as were in effect at the time the loans were made for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

                         INDEPENDENT AUDITORS

     The Board of Directors has selected KPMG Peat Marwick LLP, Richmond,
Virginia, as independent auditors for the Corporation for 1997, but the selection is subject to the approval of shareholders. The firm audited the books and records of the Corporation and its subsidiaries for 1996.
Representatives from the firm are expected to be present at the annual meeting with the opportunity to make a statement and to answer any questions you may have.

     KPMG Peat Marwick LLP has advised the Corporation that neither it nor any of its members have any direct financial interest or material indirect financial interest in the securities of the Corporation or any of its subsidiaries or any connection with the Corporation or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

             SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

	Any shareholder wishing to make a proposal to be acted upon at the 1998 annual meeting must present such proposal to the Secretary of the Corporation at its executive office in Charlottesville, Virginia not later than November
14, 1997, in order for the proposal to be included in the Corporation's 1998 proxy materials. Any such proposal should meet applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

                            OTHER MATTERS

     The Corporation is not aware of any other matters to come before the meeting. However, if other matters are properly raised at the meeting, the persons named in the enclosed form of proxy will vote the proxy in their discretion.

     The Corporation will furnish, without charge to any shareholder, a copy of its Form 10-K that it files annually with the Securities and Exchange
Commission. A copy of this report for the year ended December 31, 1996 may be obtained upon written request to the Corporation's Secretary.




                                          William M. Watson, Jr.
                                          General Counsel and Secretary

CHARLOTTESVILLE, VIRGINIA
MARCH 14, 1997



Jefferson Bankshares, Inc.
123 East Main Street
Charlottesville, Virginia

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
ANNUAL MEETING OF SHAREHOLDERS ON APRIL 22, 1997

	I appoint JAMES S. KENNAN, ROBERT E. STROUD and HOWARD B. WATKINS, or any one of them, with power of substitution to each, proxies to vote my shares of the stock of Jefferson Bankshares, Inc. at the annual meeting of shareholders to be held on April 22, 1997, or at any subsequent session of such meeting.

     WHEN THIS FORM IS PROPERLY EXECUTED, THE PROXIES WILL VOTE AS
SPECIFICALLY INDICATED ON THE REVERSE SIDE.  THE PROXIES WILL VOTE "FOR"
NOMINEES IN PROPOSAL 1, UNLESS AUTHORITY TO DO SO IS WITHHELD, WILL VOTE "FOR"
PROPOSAL 2, UNLESS ANOTHER CHOICE IS INDICATED.

               (Continued and to be signed and dated on the reverse side.)

(Back Page)

1.  ELECTION OF DIRECTORS:

    FOR all nominees       WITHHOLD AUTHORITY to         *Exceptions  ( )
    listed below   ( )     vote for all nominees
                           listed below  ( )

Jefferson's Nominees:  John T. Casteen, III; Hovey S. Dabney; Lawrence S.
Eagleburger; Hunter Faulconer; Fred L. Glaize, III; Henry H. Harrell; Alex J.
Kay, Jr.; J. A Kessler, Jr.; O. Kenton McCartney; W. A. Rinehart, III; Gilbert
M. Rosenthal; Alson H. Smith, Jr.; H. A. Williamson, Jr.
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write the nominee's name in the space provided below.)
*Exceptions _______________________________________________________________

2. APPROVAL OF AUDITORS: To approve the selection of KPMG Peat Marwick LLP as independent auditors for 1997.

    FOR  ( )               AGAINST  ( )           ABSTAIN  ( )


3. The Proxies are authorized to vote in their discretion upon such other matters as may properly come before the meeting and to vote for any person recommended by the Board of Directors as a substitute for any nominee mentioned above if, at the time of the meeting, such nominee is unable or unwilling to serve.

                               Change of Address or Comments Mark Here  ( )

                                    Please date and sign exactly as
                                    name(s) appear(s) at left, including
                                    joint names.  A person signing in a
                                    representative capacity should
                                    indicate any title or the capacity.

                                    Dated:___________________, 1997

                                    ______________________________
                                              Signature

                                    ______________________________



